Exhibit 99.1

Investors May Contact:
Keith R. Style
V.P.-Finance and Investor Relations
(212) 885-2530
investor@asburyauto.com

Reporters May Contact:

Stephanie Lowenthal

RF|Binder Partners

(212) 994-7619

Stephanie.Lowenthal@RFBinder.com

ASBURY AUTOMOTIVE GROUP ANNOUNCES JOHN ROTH’S

RESIGNATION FROM BOARD OF DIRECTORS

Resignation was Anticipated After Private Equity Firm’s Exit

New York, NY, July 8, 2008 – Asbury Automotive Group, Inc. (NYSE: ABG), one of the largest automotive retail and service companies in the U.S., today announced that John M. Roth has resigned from its Board of Directors, effective as of July 1, 2008. Mr. Roth is a General Partner with Freeman Spogli & Co., one of Asbury’s two original private equity sponsors. Freeman Spogli sold all of its remaining stock in Asbury last year, enabling it to successfully exit its long-term investment in the company. Mr. Roth’s resignation had been anticipated following the sale.

“On behalf of all of us at Asbury, I would like to thank John Roth for his many contributions to our success over the years, and especially for his insight and professionalism,” said Charles R. Oglesby, President and CEO. “We will miss John, and wish him well.”

Following Mr. Roth’s resignation, Asbury’s Board of Directors has 10 members.

About Asbury Automotive Group

Asbury Automotive Group, Inc. (“Asbury”), headquartered in New York City, is one of the largest automobile retailers in the U.S. Built through a combination of organic growth and a series of strategic acquisitions, Asbury currently operates 90 retail auto stores, encompassing 122 franchises for the sale and servicing of 36 different brands of American, European and Asian automobiles. Asbury offers customers an extensive range of automotive products and services, including new and used vehicle sales and related financing and insurance, vehicle maintenance and repair services, replacement parts and service contracts.